UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 18, 2023

Rapid7, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-37496	35-2423994
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

120 Causeway Street, Boston, Massachusetts	02114
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (617) 247-1717

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered or to be registered pursuant to Section 12(b) of the Act.

Title of each class	Trading symbol(s)	Name of each exchange on which registered
Common Stock, $0.01 par value per share	RPD	The Nasdaq Global Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933(§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry Into a Material Definitive Agreement

The information set forth under Item 8.01 of this Current Report on Form 8-K is incorporated herein by reference.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth under Item 8.01 of this Current Report on Form 8-K relating to the issuance of the Additional Notes (as defined below) by Rapid7, Inc. (“Rapid7”) is incorporated herein by reference.

Item 3.02	Unregistered Sales of Equity Securities

The information set forth under Item 8.01 of this Current Report on Form 8-K relating to the issuance of the Additional Notes is incorporated herein by reference.

Rapid7 offered and sold the Additional Notes to the Initial Purchasers (as defined below) in reliance on the exemption from registration provided by Section 4(a)(2) of the Securities Act of 1933, as amended (the “Securities Act”), and for resale by the initial purchasers to persons reasonably believed to be qualified institutional buyers pursuant to the exemption from registration provided by Section 4(a)(2) and Rule 144A under the Securities Act. Rapid7 relied on these exemptions from registration based in part on representations made by the Initial Purchasers in the purchase agreement dated September 5, 2023 by and among Rapid7 and the Initial Purchasers.

The offer and sale of the Additional Notes and the common stock issuable upon conversion of the Additional Notes have not been and will not be registered under the Securities Act or the securities laws of any other jurisdiction, and such securities may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. Initially, a maximum of 817,324 shares of Rapid7’s common stock may be issued upon conversion of the Additional Notes, based on the initial maximum conversion rate of 20.4331 shares of common stock per $1,000 principal amount of Notes (as defined below), which is subject to customary anti-dilution adjustment provisions. To the extent that any shares of Rapid7’s common stock are issued upon conversion of the Additional Notes, they will be issued in transactions anticipated to be exempt from registration under the Securities Act by virtue of Section 3(a)(9) thereof because no commission or other remuneration is expected to be paid in connection with conversion of the Additional Notes and any resulting issuance of shares of common stock.

This Current Report on Form 8-K does not constitute an offer to sell, or a solicitation of an offer to buy, any security and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offering would be unlawful.

Item 8.01	Other Events

On September 18, 2023, Rapid7 issued an additional $40.0 million aggregate principal amount of 1.25% Convertible Senior Notes due 2029 (the “Additional Notes”) to the initial purchasers named in that certain purchase agreement dated September 5, 2023 by and among Rapid7, Goldman Sachs & Co. LLC and J.P. Morgan Securities LLC (the “Initial Purchasers”). The issuance of the Additional Notes was pursuant to the Initial Purchasers’ exercise in full of their 13-day option to purchase additional notes granted in the previously announced offering of an aggregate of $260,000,000 principal amount of 1.25% Convertible Senior Notes due 2029 (the “Original Notes” and, together with the Additional Notes, the “Notes”). The Additional Notes were issued pursuant to, and are governed by, that certain Indenture, dated September 8, 2023 (the “Indenture”), by and between Rapid7 and U.S. Bank Trust Company, National Association, as trustee, pursuant to which the Original Notes were issued. The Additional Notes have identical terms to the Original Notes. The Indenture and the Notes are each described in Item 1.01 of Rapid7’s Current Report on Form 8-K filed with the Securities and Exchange Commission on September 8, 2023 (the “Prior 8-K”), which is incorporated herein by reference. The summary of the foregoing transactions is qualified in its entirety by reference to the text of the Indenture, including the Form of Global Note attached as Exhibit A thereto, which was filed as Exhibit 4.2 to the Prior 8-K and is incorporated herein by reference.

Additional Capped Call Transactions

On September 14, 2023, in connection with the exercise of the Initial Purchasers’ option to purchase the Additional Notes, Rapid7 entered into additional privately negotiated capped call transactions (the “Additional Capped Call Transactions”) with certain financial institutions (the “Counterparties”). Rapid7 used approximately $4.9 million of the net proceeds from the sale of the

Additional Notes to pay the cost of the Additional Capped Call Transactions. The Additional Capped Call Transactions are expected to offset the potential dilution to Rapid7’s common stock as a result of any conversion of the Additional Notes, with such offset subject to a cap initially equal to $97.88 (which represents a premium of 100% over the last reported sale price of Rapid7’s common stock on September 5, 2023). The Additional Capped Call Transactions are separate transactions, entered into by Rapid 7 with the Option Counterparties, and are not part of the terms of the Additional Notes.

The summary set forth above does not purport to be complete and is qualified in its entirety by reference to the Form of Confirmation for Capped Call Transactions filed as Exhibit 10.2 to the Prior 8-K, which is incorporated herein by reference.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Rapid7, Inc.

Dated: September 18, 2023	By:	/s/ Tim Adams
Tim Adams
Chief Financial Officer